EXHIBIT 99.1

PRESS RELEASE DATED JULY 17, 2002

Helpmate Robotics and PainCare Complete Merger

DANBURY, Conn., Jul 17, 2002 /PRNewswire-FirstCall from COMTEX/—Helpmate Robotics, Inc. (OTC Bulletin Board: HMRB chart, msgs) announced the closing of its merger with PainCare, Inc. The completion of the merger follows the effectiveness of the Helpmate/PainCare S-4 Registration Statement which was declared effective by the SEC as of July 12, 2002. The Company will continue to trade under the symbol “HMRB” until it obtains shareholder approval to change the name of the company to PainCare, Inc. and applies for a new trading symbol.

Randy Lubinsky, Chief Executive Officer of the combined Company said, “This transaction, along with our three acquisitions and joint venture with Med 96, Inc., completes the foundation of our business. We can now accelerate our growth plans of establishing a network of health care centers focusing on pain management, minimally invasive spine surgery, and orthopedic rehabilitation throughout North America.”

About PainCare, Inc.

PainCare, Inc. is a high-tech health care services company that provides pain management, minimally invasive spine surgery and orthopedic rehabilitation services to patients seeking pain relief. PainCare currently operates five orthopedic rehabilitation centers, owns one spine surgery and one pain management practice, and manages one minimally invasive pain procedures practice. For the year ended December 31, 2001, PainCare generated $4.8 million in revenue and $345,804 in net income. For more information see the website at www.paincareinc.com.

Forward-Looking Statements

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in PainCare’s forward-looking statements, including the following factors: insufficient capital reserves to expand and grow the business; market acceptance of new products and services; the ability of PainCare to effectively launch these new products in a timely and cost efficient manner; PainCare becomes subject to burdensome government regulation and legal uncertainties; PainCare’s ability to manage its growth and to respond to rapid technological change; competitive pressures among health care providers may increase significantly; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired by PainCare may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; possible adverse results of future litigation; general economic or business conditions; legislative or regulatory changes may adversely affect the business in which PainCare is engaged; and changes in the securities markets may negatively impact PainCare. For a detailed discussion of cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements, please refer to the Company’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent Form S-4 and in subsequent filings filed with the Securities Exchange Commission.

For more information, please contact: Randy Lubinsky or Mark Szporka, both of PainCare, +1-407-926-6615.